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                                                                    EXHIBIT 23.a

                               CONSENT OF KPMG LLP


The Board of Directors
Alpha Industries, Inc.:

We consent to the use of our report dated May 1, 2001 with respect to the consolidated balance sheet of Alpha Industries, Inc. and subsidiaries as of April 1, 2001 and April 2, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 1, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
Boston, Massachusetts

April 16, 2002